NEWS RELEASE

FOR FURTHER INFORMATION:

PHIL LYNCH	JAY KOVAL
VICE PRESIDENT DIRECTOR CORPORATE COMMUNICATIONS AND PUBLIC RELATIONS 502-774-7928	VICE PRESIDENT DIRECTOR INVESTOR RELATIONS 502-774-6903

FOR IMMEDIATE RELEASE

MICHAEL J. RONEY ELECTED TO BROWN-FORMAN BOARD

Louisville, KY, March 27, 2014 – Brown-Forman Corporation (NYSE: BFA, BFB) announced that Michael J. Roney has been elected to the company’s Board of Directors, effective today.

Roney is chief executive officer of Bunzl plc, a British multinational distribution and outsourcing group, where he has worked since 2005. He previously served as a non-executive director on the Bunzl board since 2003.

Brown-Forman Board Chairman Geo. Garvin Brown IV stated, “We are delighted to welcome Michael to Brown-Forman’s board. His global experience and perspective will be of great value to our company’s long-term strategy. His balanced and thoughtful approach to business and people will certainly complement our board.”

Previous to Bunzl, Roney served as chief executive officer of Goodyear Dunlop Tires Europe BV, a joint venture between Goodyear Tire & Rubber Co. and Sumitomo Rubber. Before serving as CEO, he served the company in a number of senior general management positions throughout Latin America and Asia, eventually becoming president of Goodyear’s Eastern Europe, African, and Middle Eastern business.

BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL: BROWN-FORMAN@B-F.COM WWW.BROWN-FORMAN.COM

Roney currently serves as the senior independent non-executive director of Johnson Matthey plc and chairman of their Remuneration Committee. He received a master of business administration from the Stephen M. Ross School of Business, University of Michigan, and qualified as a certified public accountant.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL: BROWN-FORMAN@B-F.COM WWW.BROWN-FORMAN.COM